Exhibit 10(b)

SECOND AMENDED AND RESTATED
 ASSET PURCHASE AGREEMENT
This Second Amended and Restated Asset Purchase Agreement (the "Agreement") is entered into as of the _____ day of July 2015 by and among On the Move Corporation, a Florida corporation ("Purchaser") on the one part and West Boynton Auto Service, Inc. d/b/a Hagen Ranch Texaco, a Florida corporation ("Hagen Ranch") and Spanish River Service, Inc. d/b/a/ Jupiter Farms Chevron, a Florida corporation ("Jupiter Farms"), each having a principal office at 12355 Hagen Ranch Road, Boynton Beach, FL 33437 (Hagen Ranch and Jupiter Farms are referred to collectively as "Sellers") and individually, a "Seller"), on the other part.
W I T N E S S E T H:
WHEREAS, Sellers presently own and operate various retail convenience stores, which include the retail sale of motor fuels, at various locations in Florida; and
WHEREAS, the stores are owned by the respective Sellers at the locations (the "Locations") as shown on Schedule A; and
WHEREAS, Purchaser desires to enter into a lease with each Seller for the leasehold interests comprising the Locations, and to purchase the right in and to use the "dba name", and any trademarks or logos which are owned by Sellers and which are associated therewith, all licenses and permits of governmental agencies for such Locations to the extent they are transferable, the telephone numbers presently assigned to such Locations and other intangible assets described herein (the "Assets");
WHEREAS, the Asset shall not include any tangible Personal Property, including inventory, furniture, equipment or leasehold improvements;
WHEREAS, this Agreement supersedes all prior agreements between the Parties;
ARTICLE 1.
 PURCHASE OF PERSONAL PROPERTY
1.1.            Purchase of Personal Property.  At the Closing (defined below), and subject to the terms and conditions of this Agreement, Sellers agree to sell, transfer and deliver to Purchaser, and Purchaser agrees to purchase from Sellers, the Assets. Assets shall not include any tangible personal property of Sellers.
1.2.            Purchase Price.
1.2.1.            The purchase price ("Purchase Price") for the Assets to be paid by Purchaser to Sellers pursuant to this Agreement is the total sum of Two Million Five Hundred Thousand Dollars ($2,500,000), which sum will be paid as follows at closing:  Two million five hundred thousand shares of Purchaser's Series A Preferred Stock, $1.00 per share stated value. The Series A Preferred Stock shall be allocated one million (1,000,000) shares to West Boynton Auto Service, Inc. and one million five hundred thousand (1,500,000) shares to Spanish River Service, Inc.
Exhibit 10 (b) Page 1

1.3.            Security Deposits.  All existing security deposits for utilities such as telephone, water, electric, etc. will remain the property of Sellers, to be refunded to Sellers by the respective utility companies in accordance with their policies. Purchaser will make such new deposits as said companies may require. Sellers will be responsible for payment of utility charges up to closing date. Purchaser will be responsible for all such charges accruing after closing date.
ARTICLE 2.
 ASSETS AND LIABILITIES INCLUDED AND EXCLUDED FROM SALE
2.1.            Purchased Assets.  The Assets to be purchased from Sellers shall be limited to the following:
2.1.1.            Licenses and Permits.  All licenses and permits used in operation of the Locations ("Licenses and Permits").
2.1.2.            Intellectual Property.  All of Sellers' rights, title and interest in all trademarks, trade names (service marks, copyrights and any applications therefor, and all logos, symbols, business manuals, policies, and tangible or intangible advertising materials that have been created by or for Sellers and that are or have been used by Sellers in the conduct of its business at the Locations ("Intellectual Property").
2.1.3.            Communication Addresses.  All telephone numbers, facsimile numbers, internet addresses, internet domain names, internet domain name registrations, log-in identifications, user identifications, screen names and on-line service identifications relating to Sellers ("Communication Addresses").
2.2.            Excluded Liabilities.  Purchaser shall not assume or be deemed to have assumed, and Sellers shall remain solely responsible following Closing for, any and all indebtedness, contract obligations and other liabilities of Sellers ("Excluded Liabilities").
ARTICLE 3.
 LEASE OF LOCATIONS
3.1.            Lease of Locations.  At the Closing Purchaser shall enter into a lease with West Boynton Auto Services, Inc. for the Hagen Ranch location and with Reitano Enterprises, Inc. for the Jupiter Farms location, at a base rent respectively of $30,000 and $__________.
3.2.            Leasehold Property.  The Leasehold Property shall include all tangible assets of Sellers utilized in or related to the operations of the Locations, including all furniture, equipment and machinery.
Exhibit 10 (b) Page 2

ARTICLE 4.
REPRESENTATIONS, WARRANTIES AND
  COVENANTS OF SELLER
Sellers hereby represent, warrant and covenant to Purchaser as follows:
4.1.            Organization, Good Standing, Qualification, and Authorization of Sellers.
4.1.1.            Organization, Standing, and Qualification.  Sellers are entities which are duly organized, validly existing and in good standing under the laws of the state of Florida; (ii) has full power and authority to carry on its business as and where now conducted and to own or lease and operate its properties as and where now owned, leased or operated; and (iii) is duly qualified to do business and is in good standing in every jurisdiction in which the property owned, leased or operated by it or the business conducted by it makes such qualification necessary.
4.1.2.            Authorization. The execution, delivery and consummation of this Agreement by Sellers have been duly approved by its management according to applicable law and its Operating Agreement and Articles of Organization or its Articles of Incorporation. No approval or consent of any person, firm, or other entity is required to be obtained by Sellers for the execution, delivery and consummation of this Agreement by Sellers.  Upon the execution and delivery of this Agreement by Sellers, no further action will be necessary to make this Agreement valid and binding according to its terms.
4.2.            Financial Statements.  Sellers have made available to Purchaser the current balance sheet for each of the Locations and all other financial records of the business, including, but not limited to, financial statements, income statements, inventory counts, and credit card receipts for the last two years. The Financial Statements (i) are complete and correct in all material respects, (ii) were prepared in the ordinary course of business from the books and records of Sellers in accordance with generally accepted accounting principles, consistently applied and maintained throughout the periods indicated, (iii) present fairly, in all material respects, the financial position of the Business as of the date indicated, and (iv) are suitable for an audit in the form required by the Securities and Exchange Commission.
4.3.            Absence of Undisclosed Liabilities.  Except as incurred by Sellers in the ordinary course of operating its business since the date of the Financial Statements, to the knowledge of Sellers, there has not been any material adverse change in Sellers' business condition (financial or otherwise), properties or operations. Further, Sellers are not aware of any liabilities, whether absolute, accrued, contingent or otherwise, arising through the ownership or operation of Sellers which materially affect the Assets or the operation of Sellers' business; and Sellers do not know of any basis for the assertion against the Assets of any undisclosed liability of Sellers.
4.4.            No Default.  With respect to any contract, agreement, lease, license or understanding that is being acquired by Purchaser, Sellers are not in default under the terms of any such contract, agreement, lease, license or understanding to which it is a party, and which default will result in any loss or damage to Sellers, nor has any condition or event occurred which, after notice, the passage of time, or otherwise, would constitute a default under or breach of any terms thereof, and Sellers are not aware of any condition that will result in a default under any terms thereof.
Exhibit 10 (b) Page 3

4.5.            Taxes.  Sellers have filed all federal, state and local income, sales, use, excise, withholding, franchise, payroll and other tax returns and reports required to be filed in connection with the operation of Sellers' business, and all taxes shown by the returns to be due and payable have been paid.  Sellers shall prepare and file all income, sales, use, excise, withholding, franchise, payroll and other tax returns, and pay all taxes, required to be filed or paid up to and through the date of Closing.  Except for property taxes not yet due and payable, there are no tax liens on any of the Assets.  Sellers have delivered to Purchaser true and correct copies of all federal and state income and excise tax returns of Sellers for the tax year ending 2013 and, if available, 2014.  Sellers have not given or been requested to give waivers of any statutes of limitations relating to the payment of federal, state or local taxes.
4.6.            Clear Title to Assets.  Sellers have good and marketable title to the Assets sold under this Agreement. Other than in the ordinary course of business consistent with past practice, Sellers have not, since the date of theirs most recent Financial Statement, sold, assigned, transferred or otherwise disposed of any assets or properties used in its business in anticipation of the transactions contemplated by this Agreement.
4.7.            Liabilities.  To Sellers' knowledge, there are no liabilities, not otherwise reflected in the Financial Statement, which are known or with reasonable care or upon reasonable inquiry should be known, and which are now or may be assessed or become a charge against the Assets.
4.8.            Insurance.  Purchaser has inspected each policy of fire, extended coverage, liability (including, without limitation, professional liability) and all other kinds of insurance held by Sellers and covering the business and / or the assets of the business.  Sellers know of no claims made against any such insurance policy that are unresolved as of Closing.  The policies are in full force and effect and will be in full force and effect at Closing.  Upon request of Purchaser, Sellers will execute whatever assignments may be required by said insurers to keep any of said policies in force.
4.9.            Operations.  Prior to Closing, Sellers' operations have complied, to the best of Sellers' knowledge, in all material respects, with all federal, state, local and other statutes and regulations and all rules and regulations of any applicable regulatory agency governing Sellers' business.
4.10.            Litigation or Claims.  To the knowledge of Sellers, there are no claims, actions, suits, arbitrations, governmental investigations, inquiries, or proceedings pending or threatened against, or involving the assets or liabilities of, Sellers before any court, governmental or administrative body or agency, or private arbitration tribunal.  To Sellers' knowledge, there are no facts upon which material claims may be made against said assets or liabilities, nor are there any outstanding orders, writs, injunctions, or decrees of any court, arbitrator or governmental agency which materially adversely affect or could materially adversely affect the assets sold or liabilities assumed pursuant to this Agreement.
4.11.            Preferred Stock.  Seller acknowledges that the preferred stock is a restricted security as defined in the federal securities laws and that a legend will be affixed to the stock certificate to the effect that:
4.12.            Investment Representation.  Sellers represent and warrant that it is acquiring the preferred stock for its own account only, for investment purposes, and not with a view to public distribution.
Exhibit 10 (b) Page 4

ARTICLE 5.
 PURCHASER'S REPRESENTATIONS, WARRANTIES AND COVENANTS
Purchaser represents, warrants and covenants to Sellers as follows:
5.1.            Organization, Good Standing, Qualification, and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Florida and is authorized to transact business in the state of Florida.  Purchaser has full corporate power and authority to carry on its business as and where now conducted and to own or lease and operate its properties as and where now owned, leased or operated.  Purchaser is duly qualified to do business and is in good standing in every jurisdiction in which the property owned, leased or operated by Purchaser or the business to be conducted by Purchaser make such qualification necessary.
5.2.            Authority to Contract.  Purchaser has the full right, power and authority to execute, deliver and perform the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement.  The execution, delivery, and consummation of this Agreement by Purchaser was duly approved by its Board of Directors according to applicable law and its Articles of Incorporation and Bylaws.  No approval or consent of any person, firm, or other entity is required to be obtained by Purchaser for the execution, delivery and consummation of this Agreement by Purchaser.  Upon the execution and delivery of this Agreement by Purchaser, no further action will be necessary to make this Agreement valid and binding upon Purchaser according to its terms.
5.3.            Issuance of the Preferred Stock.  The preferred stock has been authorized by Purchaser's certificate of incorporation and the preferred stock, upon issuance, will be duly authorized, validly issued, fully paid and non-assessable
ARTICLE 6.
 CLOSING
6.1.            Time, Date and Place of Closing.  The execution and delivery of the documents required to consummate the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Pearlman Schneider LLP, 2200 NW Corporate Boulevard, Suite 210, Boca Raton, Florida 33431 at or prior to the closing of the Amended and Restated Share Exchange Agreement and Plan of Reorganization dated as of May 2, 2015. The Closing shall be effective as of and upon the execution and delivery of the documents and the preferred stock contemplated by this Agreement.
6.2.            Documents Executed and Delivered and Deliveries Made at Closing:  At the Closing, the Parties shall execute and deliver the following:
6.2.1.            The Parties shall sign and / or deliver counterparts of this Agreement, the bills of sale, assignment of licenses, and any and all other documents called for in the Schedules to be signed and / or delivered.
6.2.2.            Purchaser shall pay the Purchase Price by delivery to Sellers of stock certificate for 2,500,000 shares of preferred stock, said certificate containing a restrictive legend.
6.2.3.            Purchaser shall execute and deliver leases for the Locations.
Exhibit 10 (b) Page 5

6.2.4.            Sellers shall take or shall cause to be taken all other reasonable actions as may be required to put Purchaser into full possession and control of the Assets of the business.
6.3.            Documents Delivered after Closing.  At and after closing, the parties shall execute and deliver all documents as may be required to effect the transactions contemplated by this Agreement, and after Closing shall take any other action consistent with the terms of this Agreement that may reasonably be requested by a party for the purpose of effecting the transactions contemplated by this Agreement.
ARTICLE 7.
 NONCOMPETITION AND CONFIDENTIAL INFORMATION
7.1.            Purpose of Non-competition and Confidentiality Agreements.  Sellers and their member(s) and shareholders acknowledge that Purchaser is purchasing the assets (including, without limitation, Proprietary Information and relationships with customers) with the expectation of continuing the business at the Locations and providing services to Sellers' existing and expected customers.  Sellers and their member(s) agree that Purchaser is entitled to a period of time to benefit from the purchase of the assets, and that Sellers and their Member(s) should be restricted from competing with Purchaser or benefiting from the Proprietary Information and customer relationships purchased by Purchaser.
7.2.            Non-competition and Confidentiality Agreement, Duration and Area.  Sellers and their member(s) agree that, for a period of one (1) year following Closing, Sellers will not disclose confidential information regarding the Purchaser's business or compete with Purchaser by engaging, within one mile, in any business that would compete with Purchaser.  The term "compete" shall include, by way of illustration and not limitation, (i) directly or indirectly soliciting, selling or rendering any services or products that were provided or sold by Sellers prior to Closing, (ii) being an owner, partner, agent, consultant, stockholder, director or officer of any entity that directly or indirectly solicits, sells or renders any services or products after Closing that were provided or sold by Sellers prior to Closing, with the exception of holding shares in On the Move or being the holder of less than five percent (5%) of the stock of a publicly traded company, (iii) contacting or soliciting any of the customers of Sellers for the purpose of establishing relationships for any services or goods that directly or indirectly compete with Purchaser's business or causing any customer to terminate any relationship with Purchaser after the Closing, (iv) directly or indirectly soliciting or hiring any of Purchaser's employees or causing any employee to terminate any relationship with Purchaser, or (vi) making any public or private statements to third parties that would be likely to cause a material injury to or materially interfere, directly or indirectly, with Purchaser's business or reputation.  It is understood and agreed that the endorsement of this Agreement by Jay Seewald, as the member of Seller, refers only to, and is strictly limited to, the non-competition and confidentiality provisions of Sections 7.1 and 7.2 of this Agreement.
ARTICLE 8.
 COVENANTS AND REMEDIES
8.1.            Survival of Representations, Warranties, and Covenants.  Except as otherwise set forth in this Agreement, the representations, warranties, and covenants by the respective Parties set forth in this Agreement, including, without limitation, any representations, warranties or covenants set forth in any Schedule or other writing delivered pursuant to this Agreement, shall survive the Closing and shall be deemed to be material and to have been relied upon by the other Party.
Exhibit 10 (b) Page 6

8.2.            Claim.  A "Claim" shall be broadly construed to include any damage, liability, expense, reasonable attorney fees, costs, or any combination thereof arising from, related to, or connected with a party's breach of this Agreement.
8.3.            Claim Notice and Cure Period.  In the event of a Claim, then the aggrieved party shall provide reasonable written notice to the defaulting party of such breach.  From the date of notice the defaulting party shall have 30 days to cure the Claim (an "Undisputed Claim") or dispute its liability to such Claim in writing (a "Disputed Claim").  If an Undisputed Claim continues after the 30 day cure period, then the aggrieved party shall have all remedies provided by this Agreement and by law.  With respect to a Disputed Claim, the parties shall proceed in good faith to negotiate a resolution of such Disputed Claim and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.
8.4.            Indemnity by Sellers.  Subject to the provisions of Section 8.4 of this Agreement, Sellers agree to indemnify, defend, protect and hold Purchaser and its officers, directors, shareholders and agents harmless for, from and against any and all (i) liabilities of Sellers, (ii) Claims sustained directly or indirectly by Purchaser based on pre-closing operation of Sellers' business, and (iii) breach of any of Sellers' respective representations and warranties made under this Agreement. Sellers agree to pay Purchaser's costs of defense and to indemnify Purchaser against all such liabilities, except for those described in Section 8.4, that exist at the date of closing or are based on the conduct of Sellers' business prior to the date of Closing.
8.5.            Indemnity by Purchaser.  In addition to the Special Indemnity of Purchaser set forth in Section 8.4 of this Agreement, Purchaser agrees to indemnify, defend, protect and hold Seller, its member(s) and agents harmless for, from and against, any and all (i) claims sustained directly or indirectly by Sellers or its member(s) or agents based on Purchaser's ownership, use or operation of the assets or assumed Liabilities after closing, and (ii) breach of any of Purchaser's representations,  warranties, and covenants made under this Agreement.  Purchaser agrees to pay Sellers' and each member's or agent's attorney fees and costs of defense and to indemnify Sellers and their members and agents against all such liabilities that arise after the date of closing or are based on the ownership of the Assets after the date of closing.
8.6.            Rights and Remedies Cumulative.  Except as expressly provided in this Agreement, and to the extent permitted by law, any rights and remedies described in this Agreement are cumulative and not alternative to any other rights and remedies available at law or in equity.
8.7.            Non-waiver of Rights and Remedies.  The failure or neglect of a party to enforce any right or remedy available by reason of the failure of the other party to observe or perform a term or condition set forth in this Agreement shall not constitute a waiver of the term or condition.  A waiver by a party (i) shall not affect any term or condition other than the one specified in the waiver, and (ii) shall waive a specified term or condition only for the time and in a manner specifically stated in the waiver.
8.8.            Governing Law, Jurisdiction, and Venue.  This Agreement shall be governed by Florida law.  The state and federal courts of Florida have jurisdiction; and venue for mediation, litigation and all other proceedings shall be located in Palm Beach County, Florida.
Exhibit 10 (b) Page 7

8.9.            Survival of Remedies.  Except as otherwise set forth in this Agreement, the remedies and remedial procedures and processes set forth in this Article 8 survive termination or abandonment of this Agreement.
ARTICLE 9.
 GENERAL PROVISIONS
9.1.            Notices.  All notices and other communications ("Notices") under this Agreement shall be (i) in writing, (ii) deemed to have been delivered (a) upon the date of delivery if delivered in person, by facsimile or by e-mail, (b) on the date of the postmark on the return receipt if deposited in the United States Mail, with postage prepaid for certified or registered mail, return receipt requested, or (c) on the date of delivery if delivered by nationally recognized express courier, and (iii) shall be addressed or delivered to the following relevant address or at the other address as shall be given in writing by a party to the other:
If to Purchaser:                                                                      On the Move Corporation
12355 Hagen Ranch Road
Suite 604
Boynton Beach, FL 33437

With a copy to:                                                      Richard Reitano
Chairman/CEO

If to Sellers:                                                                      Jay Seewald
12355 Hagen Ranch Road
Suite 604
Boynton Beach, FL 33437

9.2.            Payment of Expenses.  Except for expenses of the appraisal and for the purchase of a policy of title insurance related to this transaction, Purchaser and Sellers shall each pay their own fees and expenses, including fees and expenses of their respective attorneys, accountants, advisors, agents and other representatives, incidental to the preparation and performance of this Agreement.
9.3.            Time of the Essence.  Time is of the essence with respect to the obligations to be performed under this Agreement.
9.4.            Entire Agreement.  All Exhibits and Schedules to this Agreement constitute a part of this Agreement.  This Agreement, together with the accompanying Exhibits and Schedules, constitutes the entire, completely integrated agreement among the parties and supersedes all prior memoranda, correspondence, conversations and negotiations.
9.5.            Severability.  The invalidity of any portion of this Agreement shall not affect the validity of any other portion of this Agreement.  If the invalidity or unenforceability is due to the unreasonableness of time or geographical restrictions, the restrictions shall be effective for the period of time and area as a court may determine to be reasonable.
Exhibit 10 (b) Page 8

9.6.            Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
9.7.            Amendment and Waiver.  This Agreement may not be modified or amended, except by an agreement in writing signed by Sellers and Purchaser.  Sellers or Purchaser may waive any of the conditions contained herein or any of the obligations of the other party hereunder but any such waiver shall be effective only if in writing and signed by the party waiving such condition or obligation.
9.8.            Power to Execute.  Each person executing this Agreement on behalf of a Party, by his or her execution hereof, represents and warrants that they are fully authorized to do so, and that no further action or consent on the part of the party for whom they are acting is required for the effectiveness or enforceability of this Agreement against such party following such execution.
9.9.            Assignment.  This Agreement is freely assignable; provided, however, any assignment shall be effective only when a fully executed counterpart thereof is delivered to the non-assigning Party hereto bearing the signatures of assignor and assignee and including an express assumption by assignee of the obligations of the assigning party hereunder.  No such assignment shall release the assigning Party from any of its obligations, liabilities, warranties or representations set forth in this Agreement.
9.10.            Binding Terms.  This Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the Parties hereto and their legal representatives, successors and permitted assigns as described herein.
9.11.            Headings.  Descriptive headings used herein are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.
9.12.            Singular and Plural; Gender.  When required for proper interpretation, words used herein in the singular tense shall include the plural, and vice versa; the masculine gender shall include the neuter and the feminine, and vice versa.
9.13.            Commissions.  Sellers and Purchaser mutually represent and warrant that no real estate commission, finders' or brokers' fee has been or will be incurred in connection with this Agreement for the sale of Assets contemplated hereby.  Each Party agrees to indemnify and hold the other harmless from and against any and all real estate commissions, finders' fees or brokers' fees due or claimed to be due in connection with this transaction and attributable to the indemnifying Party, such indemnity to include reasonable attorneys' fees and costs incurred in connection with any such claim.
Exhibit 10 (b) Page 9

SELLERS:

West Boynton Auto Service, Inc.

By:  /s/
Its:  President

Spanish River Service, Inc.

By:/s/
Its:  President

PURCHASER:

On the Move Corporation

By:/s/
Its:  EVP/Secretary/Director

/s/ Jay Seewald
JAY SEEWALD AS TO ARTICLE 7

Exhibit 10 (b) Page 10

SCHEDULE A

Locations of Retail Stores

12355 Hagen Ranch Road, Suite 605
 Boynton Beach, Florida

10050 West Indiantown Road
 Jupiter, Florida

Exhibit 10 (b) Page 11